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                                UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549
                                                                   Cusip Number
                                 FORM 12b-25                       06631K 10 9

                          NOTIFICATION OF LATE FILING

(Check One) __ Form 10-K  __ Form 20-F __ Form 11-K _X_ Form 10-Q  __ Form N-SAR

                 For Period Ended: February 28, 2001
                 [  ]     Transition Report on Form 10-K
                 [  ]     Transition Report on Form 20-F
                 [  ]     Transition Report on Form 11-K
                 [  ]     Transition Report on Form 10-Q
                 [  ]     Transition Report on Form N-SAR
                 For the Transition Period Ended:____________________________

 READ ATTACHED INSTRUCTION SHEET BEFORE PREPARING FORM.  PLEASE PRINT OR TYPE

   Nothing in the form shall be construed to imply that the Commission has verified any information contained herein.
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    If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:
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PART I - REGISTRANT INFORMATION

THE BANKER'S STORE, INC.
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Full Name of Registrant

MARITIME TRANSPORT & TECHNOLOGY, INC.
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Former Name if Applicable

1535 MEMPHIS JUNCTION ROAD
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Address of Principal Executive Office (STREET AND NUMBER)

BOWLING GREEN, KENTUCKY 42101
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City, State and Zip Code


PART II - RULES 12b-25(b) and (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate.)

[X]

         (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

         (b) The subject annual report, semi-annual report, transition report on Form 10-K, Form 20-F, 11-K, Form N-SAR, or portion thereof, will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report of transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

         (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.

PART III - NARRATIVE

State below in reasonable detail the reasons why the Form 10-K, 11-K, 20-F, 10-Q, N-SAR, or the transition report or portion thereof, could not be filed with the prescribed time period. (Attach Extra Sheets if Needed)


Registrant requires additional time to complete certain disclosure information necessary to accurately complete Form 10-Q for the period ending February 28, 2001. The Company is in the process of becoming current on the 10-Q for the period ending August 31, 2000, the 10-Q for the period ending November 30, 2000 and the 10-K for the period ending May 31, 2000. The substance of these filings is needed to complete the filing now due, and, as soon as they are completed the Company will complete its financial statements for the period in question and file its quarterly report on 10-Q.
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PART IV - OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification

              Paul D. Clark                (270)               781-8453
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                  (Name)                (Area Code)        (Telephone Number)

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such reports been filed? If answer is no identify report(s).
         __  Yes   _X_ No

                         10-K for period ended May 31, 2000
                         10-K for period ended August 31, 2000
                         10-K for period ended November 30, 2000

(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject
         report or portion thereof?    __ Yes  _X_ No

         If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

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                           THE BANKER'S STORE, INC.
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                 (Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.


Date    April 16, 2001              By   /s/ Paul D. Clark
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                                             Paul D. Clark
                                             President, CEO and Director